Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-128977) of National Atlantic Holdings Corporation of our reports dated March 13, 2008, relating to the consolidated financial statements and consolidated financial statement schedules of National Atlantic Holdings Corporation and subsidiaries, and the internal control over financial reporting, which appear in this Annual Report (Form 10-K) of National Atlantic Holdings Corporation for the year ended December 31, 2007.
/s/ Beard Miller Company LLP
Beard Miller Company LLP
Harrisburg, Pennsylvania
March 13, 2008